Exhibit 10.4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of June 6, 2022, by and between Patrick T. Files, Jr. and Jennifer S. Files, husband and wife (“Seller”), and VH 2nd Street Office, LLC a Delaware limited liability company (“Purchaser”). The effective date (the “Effective Date”) of this Agreement is the date on which this Agreement has been executed by the last party.

RECITALS

A.	Seller owns that certain improved real property in Clark County, Washington, which is described more particularly on the attached and incorporated Exhibit A, and which is located at 2818 E. 2nd Street, Vancouver, WA 98661.

B.	Seller is currently in the process of completing a lot division for the Property, which will be recorded with Clark County and take substantially the form on the attached and incorporated Exhibit B, and which a new lot will be assigned a new legal description and tax parcel that will supersede Exhibit A.

C.	Seller wishes to sell and Purchaser wishes to purchase the two story industrial office property as identified in Exhibit B located on the Property.

D.	Purchaser wishes to purchase the future lot subdivision as real property from Seller and Seller is willing to sell such Property to Purchaser under the terms and conditions contained in this Agreement.

NOW, THEREFORE, the parties covenant and agree as follows:

1. Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the following (collectively referred to as the “Property”): the real property (the “Real Property”) described on the attached and incorporated Exhibit A as amended upon the lot division being recorded with Clark County, together with all personal property located thereon and used in the operation thereof, and improvements on and appurtenances to such property (the “Improvements”), including without limitation any appurtenant privileges, easements, development, subdivision and other rights, permits, applications and licenses, air and water rights, easements or rights-of-way benefiting such property, and Seller’s rights and interests in leases, licenses and other agreements relating to the Real Property or the Improvements existing as of the closing date which are approved by Purchaser pursuant to the terms of this Agreement.

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2. Earnest Money. Within three (3) business days after the expiration of the Contingency Period referenced in Section 7.1, Purchaser shall deposit with the Vancouver office of Fidelity National Title Company of Washington, Inc., attention: Melissa Miller, 655 W. Columbia Way, Suite 200, Vancouver, Washington 98660, Melissa.Miller@fnf.com (“Escrow Agent”) the sum of One Million and No/100 Dollars (U.S.$1,000,000.00) in cash, which shall serve as Purchaser’s earnest money deposit (together with the interest accrued thereon, herein referred to as the “Earnest Money”) and the Earnest Money shall be held by Escrow Agent in an interest bearing account and shall be retained by Seller or returned to Purchaser according to the terms of this Agreement. Earnest Money shall be released to Seller and applied to the Purchase Price upon Purchaser’s notice to proceed to close prior to the expiration of the Contingency Period. If the Earnest Money is not deposited by Purchaser within six (6) business days after the Effective Date, Seller shall have, at its sole option and discretion and for so long as the Earnest Money has not been deposited, the right to terminate this Agreement as its sole and exclusive remedy, and neither party shall have any further liability to the other hereunder.

3. Title. Title to the Property at closing shall be free of any encumbrances or defects except for the Permitted Exceptions. If there is any defect in title which can be remedied by the payment of money (for example, payment of a lien or mortgage), then such defect shall be remedied by paying the same at closing out of the proceeds otherwise due to Seller.

4. Purchase Price. The purchase price for the Property payable to Seller by Purchaser (including the Earnest Money) is Six Million and No/100 Dollars (U.S.$6,000,000.00) (the “Purchase Price”), which shall be paid in cash at closing and all of which shall be allocated to the Real Property and Improvements.

5. Title Insurance and Survey.

5.1 Within five (5) business days after the Effective Date, Seller shall provide to Purchaser, at its Seller’s cost and expense: (i) a preliminary commitment for ALTA standard or extended (at Purchaser’s option) coverage title insurance (the “Commitment”) showing marketable title to the Real Property in Seller issued by Fidelity National Title Company of Washington, Inc. (the “Title Company”), together with correct, complete and legible copies of all recorded instruments referenced in the Commitment as conditions or exceptions to title to the Real Property, including liens; and (ii) any and all existing surveys of the Property (together with any and all surveys obtained by Purchaser at its sole option and expense, collectively referred to as the “Survey”).

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5.2 Within seven (7) days of Purchaser’s receipt of the Commitment, if Purchaser is not satisfied with the condition of title in its sole discretion, Purchaser shall be entitled (i) to terminate this Agreement, or (ii) to object to any of the exceptions to title or any other condition appearing in the Commitment, and to condition its acquisition of the Property upon the release, discharge or removal of said objected matters from the Title Policy. If Purchaser fails to give written notice waiving objections regarding the Commitment prior to the end of such 7-day period, Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser makes any such objections regarding the Commitment, Seller shall notify Purchaser in writing, within ten (10) days after Purchaser’s objection notice, whether or not Seller shall cure such objected matters prior to closing. In the event Seller elects not to cure all of the objected matters at or prior to closing (which shall be deemed to be the case where no notice is given by Seller), Purchaser, within seven (7) days after Seller’s election, may elect to waive such objected matters which Seller declines to cure or to terminate this Agreement. Purchaser’s failure to make such an election shall be deemed to be Purchaser’s election to terminate this Agreement. In the event Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser and any and all rights or obligations of Seller and Purchaser under this Agreement (except those which expressly survive the termination hereof) shall terminate and be of no further force or effect. The foregoing notwithstanding, Seller agrees that except for the liens for any taxes and any special assessments which are not delinquent on the closing date or liens caused or created by Purchaser, Seller shall cause all monetary liens against the Property which are not accepted or to be assumed by Purchaser to be released of record or affirmatively insured against by the closing date.

5.3 Seller shall deliver to Purchaser as soon after the closing date as practical an ALTA standard or extended (at Purchaser’s election) form owner’s coverage policy of title insurance (the “Title Policy”) issued by the Title Company in the full amount of the Purchase Price containing no exceptions except for the Permitted Exceptions and the standard or extended (as applicable) coverage form printed exceptions approved by Purchaser. At closing, Seller shall cause the Title Company to confirm that it is prepared to issue the Title Policy subject only to the Permitted Exceptions and the standard or extended (as applicable) coverage form printed exceptions approved by Purchaser.

6. Conveyance of Title. At closing, Seller shall deliver to Purchaser a good and sufficient statutory warranty deed to the Real Property subject only to the following (the “Permitted Exceptions”):

6.1 the lien of real estate taxes for the current year not yet due and payable; and

6.2 encumbrances or defects appearing in the Commitment approved or not objected to by Purchaser under Section 5 of this Agreement.

7.  Contingency Period.

7.1 Purchaser shall have until not later than the end of business on the date that is seven (7) days after the Effective Date to investigate and determine, in Purchaser’s sole judgment, the suitability of the Property for Purchaser’s intended use (the “Contingency Period”), including the physical condition of the Property, land use limitation applicable to the Property and issues related to the current tenant of the Property.

7.2 Within five (5) days after the Effective Date, Seller shall provide to Purchaser true, correct and complete copies or originals of all information which Seller may have in its possession or under its control, or which may be available to Seller, related to the Property, including without limitation:

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(a) permits, licenses, permit applications and/or studies related to the Property, and notices (including without limitation Environmental Notices) issued by governmental agencies relating to zoning, environmental, wetland and any other matters relating to the Property;

(b)  leases, maintenance, management, security, service, supply, and similar contracts and agreements affecting the Property;

(c) tax bills and statements, insurance policies (including hazard insurance) covering the Property and any other documents and records available and which are normally maintained in the operation of the Property;

(d) itemized list of all personal property constituting part of the Property (including fixtures and equipment);

(e) copies of architectural, mechanical, electrical, plumbing, drainage, construction, and similar plans, permits, specifications and blueprints relating to the Property;

(f) acquisition and/or environmental and/or inspection report and appraisals relating to the Property which has been prepared by, or on behalf of, Seller;

(g) construction, architectural, and engineering contracts and agreements; and

(h) warranties covering any portion of the Property.

Purchaser acknowledges that Seller shall be under no obligation to create any additional data or documentation or obtain any reports for Purchaser.

7.3 During the Contingency Period and thereafter until closing or the termination of this Agreement, Purchaser shall have unrestricted access to the Property, either personally or by its agents, to inspect and conduct invasive and other testing of the Property; provided, however, for any space which is then occupied by a tenant, Purchaser shall make appropriate arrangements with Seller as to the time and duration of Purchaser’s inspections and Purchaser shall make reasonable efforts needed to protect the tenant’s property and to avoid unnecessarily and unreasonably disturbing the tenant. Purchaser shall restore any damages to the Property resulting from its activities thereon if this Agreement is terminated. Purchaser shall protect, defend, indemnify and hold Seller harmless from and against any loss, cost, liability or expense caused by Purchaser’s presence or activities on the Property, including without limitation any mechanics’ or materialmen’s liens. Purchaser’s obligations under this Section 7.3 to pay its own investigative costs, restore the Property and indemnify Seller from and against the same shall survive for a period of one (1) year following the termination of this Agreement or the closing date, as applicable.

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7.4 During the Contingency Period, Purchaser shall have the unrestricted right to (i) terminate this Agreement upon written notice to Seller for any or no reason whatsoever and to have the Earnest Money returned to it; (ii) to object to any of the conditions related to the Property (including without limitation matters disclosed by the Survey), and to condition its acquisition of the Property upon Seller’s remedy or removal of such objected condition; or (iii) to proceed with its acquisition of the Property without any condition. If Purchaser fails to give such notice prior to the end of the Contingency Period, Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser makes any such objections regarding the condition of the Property (including without limitation matters disclosed by the Survey), Seller shall notify Purchaser in writing, within five (5) days after Purchaser’s objection notice, whether or not Seller shall cure such objected matters at or prior to closing. In the event Seller elects not to cure all of the objected matters at or prior to closing (which shall be deemed to be the case where no notice is given by Seller), Purchaser, within five (5) days after Seller’s election, may elect to waive such objected matters which Seller declines to cure or to terminate this Agreement. Purchaser’s failure to make such an election shall be deemed to be Purchaser’s election to terminate this Agreement. In the event Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser and any and all rights or obligations of Seller and Purchaser under this Agreement (except those which expressly survive the termination hereof) shall terminate and be of no further force or effect.

7.5 Subject to Section 11 below, Purchaser shall not be obligated to perform its obligations hereunder, and may terminate this Agreement, in the event that there occurs any material adverse change in the condition or operations of the Property between the expiration of the Contingency Period and the closing. Following approval by Purchaser of the Property and agreements, permits and other documents and instruments relating to the Property, Seller shall not make or permit any amendment or supplement thereto, without obtaining prior to such action written approval from Purchaser, and shall operate and maintain the Property in the same condition until closing as on the Effective Date.

8. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date:

8.1 Power and Authority. Seller has the power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement; and all documents executed by Seller which are to be delivered to Purchaser at closing are duly authorized, executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable against Seller according to their respective terms.

8.2 Other Agreements. Seller’s execution, delivery and performance of the terms of this Agreement do not violate the provisions of any agreement to which Seller is a party or by which it is bound.

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8.3 Agreements and Liens. At closing there will be no outstanding leases, service and other contracts related to the Property other than those approved by Purchaser pursuant to Section 7; and no persons will be employed in connection with the Property for whom Purchaser will have any liability whatsoever after the closing. All plans and the permits relating to the Property and assigned to Purchaser at closing shall have been fully paid for. There are no attachments, executions, or assignments for the benefit of creditors, or voluntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened by or against Seller or otherwise affecting the Property. There shall be no liability on Seller’s part with respect to the Property, whether accrued, absolute, contingent or otherwise, other than real estate taxes and assessments not yet due and payable, and other Permitted Exceptions. Seller has not created, or permitted the creation of, any security interest or lien of any kind or nature including mechanics’ or materialmen’s liens, against the Property, or any part thereof, which have not been satisfied or discharged prior to closing.

8.4 Assessments. To the best of Seller’s knowledge, there are no pending or proposed special or general assessments against the Real Property except as reflected in the Commitment.

8.5 Proceedings. There are no pending or, to the best of Seller’s knowledge, threatened legal proceedings or actions affecting Seller, the Property or Seller’s interest in the Property. To the best of Seller’s knowledge, there are no unperformed obligations which are currently due relative to the Property to any governmental or quasi-governmental body or authority.

8.6 Hazardous Materials. To the best of Seller’s knowledge based upon all information it has received previously and after due investigation, and except as otherwise disclosed to Purchaser in writing pursuant to Section 7, the Real Property has not been used as a sanitary landfill, petroleum processing or storage plant, gas station, dump, industrial waste disposal area or any other similar use; does not contain underground tanks or any materials containing or producing polychlorinated biphenyls. Seller further represents and warrants that, to the best of its knowledge based upon all information it has received previously and after due investigation, and except as otherwise disclosed to Purchaser pursuant to Section 7, (i) the Property does not contain any Hazardous Substances, nor are there any Hazardous Substances on, in or below the ground surface of the Real Property, (ii) the Property has not been used to store, generate, handle, treat or dispose of any Hazardous Substances, (iii) Seller has not received any Environmental Notices relating to any part of the Property, and (iv) the Property does not contain any (a) electrical transformers or other equipment containing polychlorinated biphenyl in excess of 50 parts per million, (b) asbestos in any form, and (c) urea formaldehyde foam insulation. For purposes of this Agreement, “Environmental Notice” means any complaint, order, or other notice with regard to Hazardous Substances issued by any governmental entity or any other party with respect to the Property; and “Hazardous Substances” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority, including without limitation petroleum, asbestos or asbestos-containing materials. The Real Property is not located in any flood plain or special flood hazard area as designated by any governmental agency.

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8.7 Condemnation. There is not pending or, to Seller’s knowledge, threatened (i) any condemnation or similar proceedings with respect to the Real Property or any part thereof, or (ii) any legal action of any kind or nature affecting the Property or enjoining or restricting the right of the Seller to convey its interest in any part or all of the Property.

8.8 Compliance with Laws. Seller has received no notice from any governmental authority that the Property, or any part thereof, is in violation of any applicable federal, state, or local laws, ordinances, regulations, statutes, or governmental rules; and Seller has no actual knowledge that the Property or any portions thereof materially conflict with any building, zoning, or other applicable federal, state or local law, ordinance, regulation, statute, rule, or restriction, or any judgment, order, or decree of any court having jurisdiction over the Seller or the Property or any legally enforceable private agreement. To the best of Seller’s knowledge, there are no licenses, permits or other approvals required for the previous construction or existing operation of the Improvements that have not been issued or are not in good standing. All major systems and structural aspects of the Property, including without limitation HVAC, electrical and plumbing systems, roof and its supporting members, the foundation, exterior walls and ceiling, are in good condition and repair.

9. Survival of Representations.

9.1 The representations and warranties made by Seller in Section 8 shall be deemed remade by Seller as of closing with the same force and effect as if in fact made at that time and shall survive closing; provided, however, that prior to closing, Seller may give written notice of new occurrences, developments or information which do not otherwise constitute defaults under this Agreement but which render any such warranties and representations materially inaccurate and, if Seller does so, Purchaser either may terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, or may proceed to closing.

9.2 Seller hereby agrees to indemnify and hold Purchaser harmless from: (a) any damage or deficiency due to breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of Seller under this Agreement; (b) any and all liabilities or claims, whether accrued, absolute, contingent or otherwise, arising in respect of the Property which relate to any period prior to the closing, whether any such liabilities or claims have been asserted prior to or after the closing; and (c) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses connected with the foregoing, including reasonable attorneys’ fees. The foregoing indemnification obligation of Seller shall survive the closing.

10. Purchaser’s Representations. Purchaser represents, warrants and covenants to Seller as follows:

10.1 Purchaser’s Existence and Authority. Purchaser is a validly existing and duly organized non-profit corporation under the laws of the State of Washington and has the full right and authority to conduct its business under the laws of the State of Washington.

10.2 No Third Party Consents. The execution of this Agreement by Purchaser and Purchaser’s performance of all of its obligations hereunder are not subject to any approval or consent of any person, board, committee or third party, which has not been obtained prior to the closing date.

10.3 No Breach of Agreements. This Agreement does not breach or violate any term or provision of any other agreement or contract to which Purchaser is a party.

11. Risk of Loss and Eminent Domain.

11.1 Risk of Loss. Risk of loss of or damage to the Property shall be borne by Seller until the date of closing. Seller shall continue to maintain its current casualty and liability insurance policies on the Property through the closing date. In the event of material loss of or damage to all or any portion of the Property prior to closing, Purchaser may elect to terminate this Agreement and the Earnest Money shall be refunded to Purchaser; provided, however, that Purchaser shall not terminate this Agreement if Seller agrees in writing to restore the Property substantially to the condition in which it existed on the Effective Date and before such loss or damage by the date of closing. Unless this Agreement is so terminated, it shall remain in full force and effect and Seller shall assign, transfer and set over to Purchaser all Seller’s right, title and interest in and to any insurance proceeds and other compensation that Seller has received or may receive or be entitled to receive for such loss or damage.

11.2 Eminent Domain. If title to all or any part of the Property is taken by eminent domain at any time before closing, Purchaser, by written notice to Seller, may elect to terminate this Agreement prior to closing by delivering to Seller written notice of its election to terminate. In the event Purchaser so elects to terminate this Agreement, both parties shall be relieved and released of and from any further liability under this Agreement and Purchaser shall be entitled to a refund of all Earnest Money. Unless this Agreement is so terminated, it shall remain in full force and effect and Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any awards that has been made or may be made for such taking.

12. Possession. Purchaser shall be entitled to exclusive possession of the Property on closing, free of any tenants or occupants.

13. Closing.

13.1  The sale shall be closed in escrow in the office of Escrow Agent or at such other place mutually acceptable to Purchaser and Seller, on or before July 15, 2022 (the “Closing Date”). Either party may extend the closing date for up to ten (10) days for reasons beyond the requesting party’s reasonable control, such as, without limitation, transportation delays, illness or the unavailability of Escrow Agent or counsel. Escrow Agent shall be designated the “reporting person” for the sale and purchase hereunder pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended.

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13.2 Purchaser and Seller shall deposit in escrow with Escrow Agent, on or before the closing date, all instruments and monies necessary to complete the sale according to the terms of this Agreement. In addition, Seller shall deposit with Escrow Agent instruments in form and content reasonably acceptable to Purchaser under which, at Purchaser’s option, (i) Seller assigns to Purchaser all plans, permits, licenses, and warranties relating to the Property, which instruments shall contain a certification by Seller that each architect and/or engineer retained by Seller has been fully paid for all services rendered in connection with such plans, the permits and the Property through the date of closing; (ii) Seller assigns contracts and agreements relating to the Property which Purchaser approved in writing during the Contingency Period; and (iii) Seller conveys its interest in the personal property constituting the Property to Purchaser.

13.3 In addition to the foregoing, Seller shall deliver to Purchaser at closing all architectural, mechanical, electrical, plumbing, drainage, and similar plans, specifications, and blueprints possessed by Seller relating to or used in the construction of the improvements on the Real Property; all keys to the improvements or any part thereof; and all permits (to the extent available and in Seller’s possession or control) issued by governmental authorities and utilities at the time the improvements were constructed, including, but not limited to, evidence of compliance with zoning ordinances, certificates of occupancy, and similar permits.

13.4 Seller’s obligation to close the transactions hereunder is subject to the satisfaction of each of the following conditions: Purchaser’s fulfillment of each of its obligations under this Agreement in all material respects; and the continuing accuracy of all of Purchaser’s warranties and representations in this Agreement in all material respects. Purchaser’s obligation to close the transactions hereunder is subject to the satisfaction of each of the following conditions: Seller’s fulfillment of each of its obligations under this Agreement in all material respects; Purchaser’s receipt of all of Seller’s certificates referred to in this Agreement and the continuing accuracy of all of Seller’s warranties and representations in this Agreement in all material respects; the absence of any monetary lien or other material defect in title to the Property which was not permitted by this Agreement or approved or deemed approved by Purchaser as herein provided and which cannot be released of record or insured against at the expense of Seller; and the absence of any change in any laws or statutes from those existing at the end of the Contingency Period which materially impairs Purchaser’s ability to use the Property for Purchaser’s Intended Use. Notwithstanding any conflicting provision of this Agreement, if the transactions contemplated under this Agreement are not consummated on or before the Closing Date and such failure to close is not a result of Purchaser’s breach of its obligations hereunder, Purchaser shall have the right to terminate this Agreement upon delivery of written notice to Seller. Upon such termination as described aforesaid, the Earnest Money shall be refunded to Purchaser and the parties shall not have any further obligations under this Agreement except such obligations that expressly survive termination of this Agreement.

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14. Closing Affidavit. Seller shall deliver to Purchaser on the date of closing an affidavit stating that, as of the date of closing, there are no outstanding unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Property; there have been no labor or materials furnished to the Property for which mechanic’s or other liens could be filed; there are no unrecorded leases, contracts, easements or other unrecorded interests of any kind related to the Property (other than the Permitted Exceptions); and there are no contracts or agreements of any nature whatsoever relating to the use or possession of the Property which Purchaser has not approved pursuant to Section 7 hereof.

15. FIRPTA. Seller shall deliver to Purchaser at or prior to closing a certificate duly executed by Seller certifying that it is not a foreign person for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended.

16. Proration of Taxes, Etc. Taxes for the current year, water and other utilities constituting liens shall be prorated as of closing. Seller shall attempt to have utility meters read as of the closing date. All final special assessments which are levied and due and payable before and applicable to periods prior to closing shall be paid in full by Seller at or before closing. All final special assessments which are levied and due and payable after closing shall be paid by Purchaser. Seller and Purchaser agree that, to the extent items are prorated or adjusted at closing on the basis of estimates, or are not prorated or adjusted at closing pending actual receipt of funds or compilation of information upon which such prorations or adjustments are to be based, each of them will, upon a proper accounting, pay to the other such amounts as may be necessary such that Seller will receive the benefit of all income and will pay all expenses of the Property prior to the closing date and Purchaser will receive all income and will pay all expenses of the Property after the closing date.

17. Closing Costs. Seller shall pay the premium for the standard coverage portion of the Title Policy in the full amount of the Purchase Price, real estate excise and other applicable taxes on the conveyance of the Property, and one-half of Escrow Agent’s escrow fee. Purchaser shall pay the cost of recording the deed for conveyance of the Property, one-half of Escrow Agent’s escrow fee, and , if Purchaser elects to obtain an extended title policy, extended coverage portion of the Title Policy and the cost of obtaining any and all surveys required by the Title Company for its issuance of an extended Title Policy (provided, however, if Seller has such survey in its possession or available to Seller at any time prior to closing, Seller shall provide such survey to Purchaser at no cost to Purchaser). All other expenses incurred by Seller or Purchaser with respect to the closing, including, but not limited to, attorneys’ fees of Purchaser and Seller, shall be borne and paid exclusively by the party incurring same, without reimbursement, except to the extent otherwise specifically provided herein.

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18. Default.

18.1  Seller’s Default. In the event Seller defaults in the performance of any of its obligations under this Agreement and such default is not cured within ten (10) days after Seller receives notice of such default, Purchaser shall have all rights and remedies available at law or in equity, including without limitation the right to require Seller to perform this Agreement specifically, terminate this Agreement by written notice delivered to Seller and receive the refund of the Earnest Money, and/or bring suit for damages.

18.2  Purchaser’s Default. If title to the Property is insurable as provided herein and Seller is prepared to perform all of its obligations hereunder on the Closing Date, but Purchaser fails to purchase the Property in the manner provided herein, and if Purchaser fails to cure such default within ten (10) days after Purchaser receives notice of such default, then Seller shall terminate this Agreement and shall be entitled to receive the Earnest Money as liquidated damages and not as a penalty, as Seller’s sole and exclusive remedy hereunder; provided, however, in any event in which the Earnest Money exceeds five percent (5%) of the total Purchase Price under this Agreement or any amendment hereto, the difference represented by such excess shall be returned to Purchaser upon Seller’s exercise of such remedy.

18.3  Legal Action. In the event any action or proceeding is brought by either party against the other related to this Agreement, the substantially prevailing party shall be entitled to recover from the other party its costs, including but not limited to reasonable attorneys’ fees, incurred in such action or proceeding, including any trial, appeal, or bankruptcy proceeding, which amounts shall be included in any judgment entered in such action or proceeding; provided, however, that if more than one matter is disputed and each party prevails as to one or more of the disputed matters, then such costs, expenses and attorneys’ fees shall be awarded in proportion to the monetary values of the matters on which each party prevailed. As part of the consideration for this Agreement, each of the parties hereto waives the right to trial by jury in connection with any dispute or action under this Agreement. In any action brought to interpret or enforce any of the provisions of this Agreement, the venue of same shall be laid in King County, Washington.

19. Governing Law. This Agreement shall be construed and interpreted and shall be governed and enforced in all respects according to the laws of the State of Washington.

20. Nonmerger. The terms and provisions of this Agreement shall not merge in but shall survive the closing of the transaction contemplated under and the deed to be delivered pursuant to this Agreement.

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21. Commissions. Seller agrees to pay any and all commissions due and owing to Purchaser’s Agent and Seller’s Agent in connection with the negotiation and execution of this Agreement and the sale of the Property. Purchaser shall have no liability for any commission or other compensation payable to Purchaser’s Agent or Seller’s Agent in connection with the transaction contemplated by this Agreement. Except as provided above, Purchaser and Seller each represents that it has not dealt with a real estate broker in connection with the negotiations leading to this Agreement. Seller and Purchaser each agrees to indemnify and hold the other harmless from and against the claims of all brokers or other intermediaries claiming to have had any dealings, negotiations or consultations with it in connection with this Agreement or the sale of the Property, which indemnity shall survive closing and/or the termination of this Agreement.

22. Notices. Notices and other communications hereunder shall be (i) in writing, (ii) delivered to the address set forth below for a party, and (iii) effective upon personal delivery, delivery by courier service providing proof of delivery, or two (2) business days after deposit in the U.S. mail, postage prepaid, addressed to the address for the party. Notice given by email is deemed delivered on the date the email transmission is sent if it is sent to the email address set forth in the Agreement or otherwise provided in accordance with the Agreement. Each party shall make all reasonable efforts to confirm its receipt of facsimile or email notice. If a notice is sent by facsimile, such notice shall be effective upon transmission as evidenced by an acknowledgment or transmission report generated by the machine from which the facsimile was sent, indicating that the facsimile was sent in its entirety to the addressee’s facsimile number. A party’s notice address may be changed by written notice to the other party.

23. Enforcement. Either party’s failure to insist upon or enforce strict performance by the other party of any provision of or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision in any other instance; rather, the same shall remain in full force and effect.

24. Binding Nature. All rights and obligations arising out of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, assigns, administrators, executors and marital communities.

25. Time. Time is of the essence in each and every covenant and condition of this Agreement. Should the last day for giving any notice or taking any action required or permitted under this Agreement fall on a Saturday, Sunday or legal holiday, the last day shall be postponed until the next day which is not a Saturday, Sunday or legal holiday.

26. Captions. The captions and section/paragraph headings of this Agreement are inserted for convenience only and shall not be deemed to limit or expand the meaning of any term or provision of this Agreement.

27. Partial Invalidity. Every provision of this Agreement is intended to be severable. If any term or provision is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of such provision for any other reason or the validity or legality of the remainder of this Agreement.

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28. Assignment. Purchaser may, in its sole discretion, upon written notice to Seller, assign its rights and delegate its obligations under this Agreement to any person.

29. Counterparts. This Agreement may be executed in counterparts, each of which shall be treated as an original for all purposes, and all executed counterparts shall constitute one agreement, binding on all of the parties notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original against the person who executed it.

If this Agreement is not mutually executed on or before 5:00 p.m. PT of June 17, 2022 and counterparts of this Agreement delivered to each party prior to such time, this Agreement shall be void and of no force and effect.

IN WITNESS OF THIS, the parties have executed this Agreement to be effective as of the Effective Date on the dates indicated below their respective signatures.

SELLER:	PURCHASER:

VH 2nd Street Office, LLC
By: Vault Holding, LLC
Its Manager
By: iCap Vault Management, LLC
Its: Manager
By: iCap Enterprises, Inc.
Its: Manager

By:	/s/ Patrick T. Files, Jr	By:	/s/ Jim Christensen
Name:	Patrick T. Files, Jr.	Name:	Jim Christensen
		Title:	Chief Operating Officer

Date:		Date:

By:	/s/ Jennifer S. Files
Name:	Jennifer S. Files

Date:

Address for Seller:		Address for Purchaser:

2818 East 2nd Street		3535 Factoria Boulevard SE, Suite 500,
Vancouver, WA 98661		Bellevue, Washington 98006
Attn: Tom Files		Attn: Jim Christensen
Email: tomf@braleygray.com		Email:jim@icapequity.com

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EXHIBIT A: Legal Description of Real Property

Parcel I:

That certain portion of the William Ryan Donation Land Claim located in Clark County, Washington, more particularly described as follows:

BEGINNING at a point that is North 146.98 feet and West 320.23 feet from the Southeast corner of Section 26, Township 2 North, Range 1 East of the Willamette Meridian, said point being the Southeast corner of that certain tract conveyed to C.L. Beedle under Auditor’s File No. G 171222, Clark County Deed Records, running thence North 2º02’ West a distance of 472.49 feet to a point; thence North 87º58’ East a distance of 296.00 feet to the Westerly line of that tract conveyed to the Washington State School for the Deaf by deed recorded under Auditor’s File No. G 134473, Clark County Deed Records; thence South 2º02’ East a distance of 472.49 feet to the Northerly line of a proposed 80 foot street; thence South 87º58’ West along said street a distance of 296.00 feet to the point of beginning.

EXCEPT the South 190 feet thereof. The excepted South 190 feet is hereinafter called Parcel B.

Parcel II:

TOGETHER WITH and the right of ingress and egress to and from the leased premises to Grand Avenue, over and across the North 25 feet of the following described tract:

BEGINNING at a point that is North 139.63 feet and West 526.74 feet from the Southeast corner of Section 26, Township 2 North, Range 1 East of the Willamette Meridian, said point being on the East right of way line of Grand Avenue and on the North right of way line of a proposed 80.0 foot street; and running thence North 0º16’30” East along said Grand Avenue 215.50 feet; thence North 87º58’ East a distance of 197.97 feet; thence South 2º2’ East a distance of 215.32 feet to the Northerly right of way line of the aforementioned proposed street; thence along said right of way South 87º58’ West a distance of 206.65 feet to the point of beginning.

APN/Parcel ID(s): 031065-000

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EXHIBIT B: Lot Subdivision to be Recorded with Clark County

VICINITY MAP SEC. 26 T2N R1E W.M. NTS
SITE
E. 2ND STREET WAREHOUSE
BEING A PORTION OF THE SOUTHEAST QUARTER OF SECTION 26, TOWNSHIP 2 NORTH, RANGE 1 EAST OF THE WILLAMETTE MERIDIAN CLARK COUNTY, WA.
T.L. 293
031051-000
T.L. 311
031069-000
T.L. 312
031070-000
T.L. 266
031024-000
T.L. 272
031030-000
T.L. 276
031034-000
T.L. 281
031039-000
031061-000
ONE-STORY WAREHOUSE 13,600 SF
ONE-STORY OFFICE 10,100 SF
LOADING AREA
PROJECT BOUNDARY
EXISTING ONE-STORY 4,200 SF WAREHOUSE TO REMAIN
EXISTING GATE
EXISTING PAVEMENT/PARKING
147'
201'
GRAND BLVD.
PRELIMINARY SITE PLAN FOR:
E. 2ND STREET WAREHOUSE
OLSON ENGINEERS LAND SURVEYORS
SHEET
2 of 3

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